Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Varvara Alva	Steve Nolan
312-517-6460	312-517-6074
ir@gogoair.com	pr@gogoair.com

Gogo Inc. Announces Launch of $500 Million Senior Secured Notes Offering

Chicago, Ill., May 18, 2016 – Gogo Inc. (NASDAQ:GOGO) announced the commencement of a private offering of $500 million aggregate principal amount of senior secured notes due 2022 (the “Notes”) to be issued by its direct wholly owned subsidiary, Gogo Intermediate Holdings LLC (the “Issuer”), and its indirect wholly owned subsidiary, Gogo Finance Co. Inc. (the “Co-Issuer” and, together with the Issuer, the “Issuers”). The Notes will be guaranteed on a senior secured basis by Gogo Inc. and all of its existing and future domestic restricted subsidiaries, subject to certain exceptions (the “Guarantors”). The Notes and the related guarantees will be secured by first priority liens on substantially all of the Issuers’ and the Guarantors’ assets, including pledged equity interests of the Issuers and the Guarantors. There can be no assurance that the proposed offering of Notes will be completed.

The Issuer intends to use a portion of the net proceeds from the sale of the Notes to repay its outstanding indebtedness under its existing senior term credit facility and to use the remaining net proceeds for working capital and other general corporate purposes, including potential costs associated with the launch and commercial rollout of Gogo’s next-generation technology solutions.

The Notes and the guarantees will be offered in a private offering exempt from the registration requirements of the United States Securities Act of 1933, as amended (the “Securities Act”). The Notes and the guarantees will be offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act.

The Notes and the guarantees have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release is for informational purposes only and is not an offer to sell or purchase nor the solicitation of an offer to sell or purchase securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which, or to any person to whom, such an offer, solicitation or sale would be unlawful.

Forward-Looking Statements

This press release includes forward-looking statements regarding Gogo’s financing plans, including statements related to the Issuers’ offering of the Notes and intended use of net proceeds of the offering. Such statements are subject to certain risks and uncertainties including, without limitation, risks related to whether the Issuers will consummate the offering of the Notes on the expected terms, or at all, market and other general economic conditions, whether the Issuers and the Guarantors will be able to satisfy the conditions required to close any sale of the Notes, and the fact that Gogo’s management will have broad discretion in the use of the proceeds from any sale of the Notes. Gogo’s forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Gogo and its businesses are described in additional detail in its Annual Report on Form 10-K for the year ended December 31, 2015 and other filings made by Gogo with the SEC.